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RIDER - OPTIONAL DEATH BENEFIT ENHANCEMENT - STEP UP

The Penn Mutual Life Insurance Company agrees, subject to and in accordance with the provisions of this supplemental agreement, to provide the Death Benefit Enhancement applied for in the application.

This agreement is a part of the contract to which it is attached. It is subject to all of the provisions of the contract unless stated otherwise in this agreement. This agreement enhances the death benefit section in the contract to which it is attached.

DEATH BENEFIT ENHANCEMENT - Prior to the Annuity Date and upon receipt of due proof of the Annuitant's death and the necessary forms to make payment to a beneficiary, the Company will pay to the beneficiary a Death Benefit Enhancement in addition to the death benefit provided in the contract to which this agreement is attached.

The Death Benefit Enhancement will be determined on 1st day of the calendar month following the 1st contract anniversary date and will remain level until the 1st day of the next calendar month. The amount of the Death Benefit Enhancement will equal the Minimum Death Benefit Amount minus the greater of
     a)   Variable Account Value or
     b) Sum of the purchase payments paid into the Variable Account less any withdrawals from the Variable Account.
The Death Benefit Enhancement cannot be less than zero.

MINIMUM DEATH BENEFIT AMOUNT - The Minimum Death Benefit Amount is determined on each Contract Anniversary and adjusted on the 1st day of each calendar month following any purchase payments and withdrawals.

On the 1st day of the calendar month following the 1st contract anniversary date, the Minimum Death Benefit Amount is equal to the Variable Account Value on the 1st contract anniversary date.

On the 1st day of the calendar month following the 2nd and subsequent contract anniversary dates, the Minimum Death Benefit Amount is equal to the greater of:
     a) The Minimum Death Benefit Amount increased by the amount of any purchase payments in the prior calendar month and decreased by an amount as described below for any withdrawals in the prior calendar month or
     b)   The Variable Account Value on the prior Contract Anniversary.

Adjustments are made to the Minimum Death Benefit Amount on the 1st day of a calendar month following any purchase payment to the Variable Account or withdrawal from the Variable Account. The Minimum Death Benefit Amount is increased by any purchase payments made in the prior calendar month to the Variable Account and, for any withdrawals taken in the prior calendar month from the Variable Account, reduced by the greater of a) or b):

     a) Withdrawals taken from the Variable Account during the prior calendar month.
     b) The Minimum Death Benefit Amount as of the 1st day of the prior calendar month divided by the Variable Account as of the 1st day of the current calendar month multiplied by the withdrawals taken during the prior calendar month.
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Transfers into the Variable Account will be treated as purchase payments allocated to the Variable Account. Similarly, transfers out of the Variable Account will be treated as withdrawals from the Variable Account.

CHARGE - While this agreement is in force, a charge will be calculated on the 1st day of each calendar month that this Agreement is in effect provided the Death Benefit Enhancement amount is greater than zero. The monthly charges will be accumulated during a contract year to be deducted on the contract anniversary date. On the date of payment of the death benefit under this contract, the date the contract is annuitized or the date the contract is surrendered, any uncollected charges will be deducted. The charge for any calendar month will be the rate from the table that is shown on Page 3 based on the attained age of the annuitant as of the prior Contract Anniversary times the Death Benefit Enhancement amount.

TERMINATION OF AGREEMENT - This agreement will terminate upon:

     a) the Termination Date for this agreement shown on Page 3 of the Contract;
     b)   surrender of this contract;
     c)   full withdrawal of the variable account;
     d)   annuitization; or
     e) receipt by the Company of a written request by the Owner to discontinue it.

EFFECTIVE DATE - The effective date of this agreement is the same as the Contract Date of this policy unless another effective date is shown below.

The Penn Mutual Life Insurance Company

[GRAPHIC OMITTED]
Chairman and
Chief Executive Officer